UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                  April 4, 2007


                               CHEMED CORPORATION
             (Exact name of registrant as specified in its charter)


    Delaware                        1-8351                        31-0791746
(State or other            (Commission File Number)            (I.R.S. Employer
 jurisdiction of                                                 Identification
 incorporation)                                                      Number)


          2600 Chemed Center, 255 East 5th Street, Cincinnati, OH 45202
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (513) 762-6900

Item 8.01 Other Events

          The Registrant announced April 4, 2007, that it issued a notice of redemption, to redeem on May 4, 2007, subject to the satisfaction or waiver of the condition referred to below, the entire $150 million aggregate principal amount of its 8-3/4% Senior Notes due 2011 (Notes). This redemption is being made pursuant to the terms of the indenture dated February 24, 2004 at a redemption price of 104.375% of the principal amount of the Notes together with accrued but unpaid interest.

          This redemption is contingent upon the completion of one or more financing transactions by the Company prior to May 4, 2007, with terms that are reasonably satisfactory to the registrant. Accordingly, redemption will not occur, and none of the Notes will be deemed due and payable, on May 4, 2007, unless this financing condition is satisfied or waived by Chemed.

          On the redemption date, assuming satisfaction or waiver of the financing condition, the redemption price will become due and payable on all outstanding Notes. Upon redemption, interest on the Notes will cease to accrue on and after the redemption date, and the only remaining right of the holders of the Notes after such date will be to receive payment of the redemption price and accrued interest upon surrender of the Notes

          If and when the redemption is completed the Company will incur a pretax charge of $11.5 million, comprising the write-off of deferred financing and other costs ($4.9 million) related to the Notes and the payment of the 4.375% redemption premium ($6.6 million). This charge will be classified as a loss on extinguishment of debt in the consolidated statement of income.


Item 9.01 Financial Statements and Exhibits.

          c) Exhibits
               (99.1) Registrant's press release dated April 4, 2007.

               (99.2) Registrant's Notice of Redemption dated April 4, 2007.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CHEMED CORPORATION


Dated:  April 5, 2007                          By: /s/ Arthur V. Tucker, Jr.
       ---------------                             -------------------------
                                                   Arthur V. Tucker, Jr.
                                                   Vice President and Controller



                                   Page 2 of 2